Jaeckle Fleischmann & Mugel, LLP               EXHIBIT 5

                           A T T O R N E Y S  A T  L A W


           FLEET BANK BUILDING TWELVE FOUNTAIN PLAZA BUFFALO, NEW YORK
                                 14202-2292 USA
                      TEL (716) 856-0600 FAX (716) 856-0432


                                  May 23, 1997



Seneca Foods Corporation
1162 Pittsford-Victor Road
Pittsford, New York  14534

Ladies and Gentlemen:

       Re: Registration Statement on Form S-3 under the
           Securities Act of 1933, covering the registration of shares of Class A Common Stock, $0.25 par value per share (the "Securities") of Seneca Foods Corporation ("Seneca")

     As your counsel we have examined the above Registration Statement and we are familiar with the documents referred to therein, as well as Seneca's Certificate of Incorporation, as amended and restated, and Bylaws, such records of proceedings of Seneca as we deemed material, and such other proceedings of Seneca as we deemed necessary for the purpose of this opinion.

     We have examined the proceedings heretofore taken and we are informed as to the procedures proposed to be followed by Seneca in connection with the authorization, issuance and sale of the above described Securities. In our opinion the Securities have been duly authorized for issuance by all necessary corporate action and are legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion letter as an exhibit to the Registration Statement.

                                            Very truly yours,



                                            /s/ Jaeckle Fleischmann & Mugel, LLP
261615